Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:

Lori Barker

Investor Relations

SYNNEX Corporation

(510) 668-3715

lorib@synnex.com

SYNNEX Corporation Reports Fiscal 2012 Second Quarter Results

Marks 100th Consecutive Quarter of Profitability

Fremont, Calif., - June 25, 2012 - SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal second quarter ended May 31, 2012.

	Q2 FY12(1)	Q2 FY11	Net Change
Revenue ($M)	$2,483	$2,496	-0.5%
Operating income ($M)(2)	$59.3	$54.2	9.5%
Operating margin	2.39%	2.17%	22 bp
Net income attributable to SYNNEX Corporation ($M)(3)	$34.4	$31.4	9.5%
Diluted EPS	$0.90	$0.85	5.9%

1.	The fiscal 2012 second quarter results include the transition of certain customer gross revenue business to a fee for service logistics relationship which resulted in a decline in the reported revenue.
2.	The fiscal 2011 second quarter income before non-operating items, income taxes and noncontrolling interest includes a $1.3 million credit adjustment to contingent M&A consideration offset in part by $0.4 million for acquisition and integration expenses.
3.	The fiscal 2011 second quarter net income attributable to SYNNEX Corporation includes a $1.3 million credit adjustment to contingent M&A consideration offset in part by acquisition and integration expenses of $0.3 million, net of tax.

“The SYNNEX team is very proud to announce our 100th quarter of consecutive profitability. In our second quarter of fiscal 2012, I am pleased with our continued execution and performance in a mixed demand environment,” stated Kevin Murai, President and Chief Executive Officer. “Within our distribution business we achieved good growth in the commercial business, partially offset by a dampened retail market. We continue to achieve success in signing new business contracts in our GBS division which we expect to contribute to margin expansion in the coming quarters.”

Fiscal 2012 Second Quarter Highlights:

•

Distribution: Revenue was $2.44 billion, a decrease of 0.8% over the prior fiscal year quarter. Distribution income before non-operating items, income taxes and noncontrolling interest grew to $56.4 million, or 2.31% of distribution revenue compared with $50.5 million, or 2.05% in the prior fiscal year quarter. Fiscal 2012 second quarter results included certain customer business which transitioned year-over-year from a gross revenue business to a net fee for service logistics relationship.

•

Global Business Services (GBS): Revenue was $47.7 million, an increase of 23.1% over the prior fiscal year quarter. GBS income before non-operating items, income taxes and non-controlling interest was $2.6 million, or 5.40% of GBS revenue compared with $3.7 million, or 9.56% in the prior fiscal year quarter. The fiscal 2011 second quarter SG&A included a $1.3 million credit adjustment to contingent M&A consideration offset in part by $185 thousand in direct acquisition and integration expenses. Fiscal 2012 second quarter includes continued incremental expenses related to investing for accelerated growth in the business.

•	The trailing fiscal four quarters ROIC increased to 11.7% for the fiscal second quarter of 2012, up from 10.3% in the prior year fiscal second quarter.

•	The cash conversion cycle was 44 days.

•	The debt to capitalization ratio was 19%.

•	Depreciation and amortization were $4.2 and $2.1 million, respectively.

Fiscal 2012 Third Quarter Outlook:

The following statements are based on the Company’s current expectations for the fiscal 2012 third quarter. These statements are forward-looking and actual results may differ materially.

“Our guidance reflects strong execution in our distribution business given the more muted outlook for the continuing economic recovery and the ongoing year-over-year transition of certain customer gross revenue to a net fee for service logistics relationship,” Mr. Murai continued. “While earnings in the prior year third quarter included some exceptional items, including a large benefit to GBS SG&A for a contingent M&A credit, this year’s third quarter outlook reflects a more normalized profit margin for our distribution segment and continued progress in our GBS segment.”

•	Revenue is expected to be in the range of $2.55 billion to $2.65 billion.

•	Net income is expected to be in the range of $34.4 million to $35.7 million.

•	Diluted earnings per share are expected to be in the range of $0.91 to $0.95.

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PT). A webcast of the call will be available at http://ir.synnex.com. The conference call will also be available via telephone by dialing (800) 857-9687 in North America or (630) 395-0222 outside North America. The passcode code for the call is “SNX.” A replay of the webcast will be available at http://ir.synnex.com approximately two hours after the conference call has concluded.

SYNNEX Visits NYSE to Ring the Opening Bell

On Tuesday, June 26, 2012, SYNNEX will visit the New York Stock Exchange (NYSE) to celebrate 100 consecutive quarters of profitability. To mark the occasion, President and Chief Executive Officer Kevin Murai will ring the NYSE Opening Bell at 9:30 a.m. (ET), along with several members of the Company’s executive leadership team. For photos and video of the bell ringing, connect with NYSE Euronext on Facebook, YouTube, or Twitter, #NYSEBell.

About SYNNEX

SYNNEX Corporation (NYSE: SNX), a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over 10,000 full-time and part-time associates worldwide. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding the demand environment, growth in profitability, execution in our distribution business, transition of customers from gross revenue to net fee for service, growth in our GBS business segment, margin expansion, and our revenue, operating margins, net income and earnings per share, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully integrate our recent acquisitions; diversion of management as a result of our recent acquisitions; loss of vendors and suppliers as a result of our recent acquisitions; market acceptance and product life of the platforms sold by companies recently acquired; general economic conditions and any weakness in IT and consumer electronics spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; changes in the tax laws; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our business process outsourcing and contract assembly business; risks associated with our anti-dilution share repurchase program; and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended February 29, 2012 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2012 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

SNX-F

SYNNEX Corporation

Consolidated Balance Sheets

(currency in thousands)

(unaudited)

	May 31, 2012	November 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$97,214	$67,571
Short-term investments	15,175	16,017
Accounts receivable, net	1,113,182	1,293,027
Receivable from affiliates	1,346	1,344
Inventories	875,237	975,047
Current deferred tax assets	28,417	28,241
Other current assets	49,647	57,168

Total current assets	2,180,218	2,438,415
Property and equipment, net	123,722	125,157
Goodwill	181,255	185,312
Intangible assets, net	33,195	37,539
Deferred tax assets	557	590
Other assets	41,552	46,282

Total assets	$2,560,499	$2,833,295

LIABILITIES AND EQUITY
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$66,626	$159,200
Convertible debt	138,748	—
Accounts payable	800,862	1,035,691
Payables to affiliates	479	—
Accrued liabilities	155,513	172,226
Income taxes payable	596	5,136

Total current liabilities	1,162,824	1,372,253
Long-term borrowings	85,330	87,659
Convertible debt	—	136,163
Long-term liabilities	58,286	60,676
Deferred tax liabilities	8,269	8,086

Total liabilities	1,314,709	1,664,837

SYNNEX Corporation stockholders’ equity:
Preferred stock	—	—
Common stock	37	37
Additional paid-in capital	322,985	310,316
Treasury stock	(11,767)	(11,524)
Accumulated other comprehensive income	25,394	30,026
Retained earnings	902,121	829,524

Total SYNNEX Corporation stockholders’ equity	1,238,770	1,158,379
Noncontrolling interest	7,020	10,079

Total equity	1,245,790	1,168,458

Total liabilities and equity	$2,560,499	$2,833,295

SYNNEX Corporation

Consolidated Statements of Operations

(currency and share amounts in thousands, except for per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	May 31, 2012	May 31, 2011	May 31, 2012	May 31, 2011
Revenue	$2,482,799	$2,495,802	$4,943,493	$4,996,736
Cost of revenue	(2,326,363)	(2,350,694)	(4,617,785)	(4,707,832)

Gross profit	156,436	145,108	325,708	288,904
Selling, general and administrative expenses	(97,115)	(90,948)	(202,399)	(183,891)

Income before non-operating items, income taxes and noncontrolling interest	59,321	54,160	123,309	105,013
Interest expense and finance charges, net	(5,519)	(6,269)	(11,554)	(12,438)
Other income (expenses), net	(382)	180	1,717	1,145

Income before income taxes and noncontrolling interest	53,420	48,071	113,472	93,720
Provision for income taxes	(18,590)	(16,560)	(39,488)	(32,538)

Net income	34,830	31,511	73,984	61,182
Net income attributable to noncontrolling interest	(456)	(110)	(1,387)	(60)

Net income attributable to SYNNEX Corporation	$34,374	$31,401	$72,597	$61,122

Net income per share attributable to SYNNEX Corporation:
Basic	$0.94	$0.88	$1.99	$1.71

Diluted	$0.90	$0.85	$1.91	$1.65

Weighted-average common shares outstanding:
Basic	36,607	35,693	36,456	35,661

Diluted	38,348	37,098	37,990	37,045